Exhibit 10.11

SEPARATION AGREEMENT

This Separation Agreement (hereinafter “Agreement”) is made between Vislink Technologies, Inc. (hereinafter “Company”) and Michael Bond (hereinafter “Employee” or “you”), intending to be legally bound, and in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Separation Date. The Employee’s last day of employment with the Company shall be March 31, 2023 (the “Separation Date”).

2. Final Wages. Regardless of whether you sign this Agreement, the Company will pay you all wages due and owing through the Separation Date.

3. Severance. In consideration of your commitments as set forth herein, the Company agrees to provide you with severance in the form of (i) twelve (12) months of base salary continuation for an aggregate amount of $267,500 which shall be paid in accordance with the Company’s customary payroll practices starting on the first payroll date on or after the Effective Date, as defined herein, and ending twelve (12) months later, (ii) a lump sum payment in an amount equal to $66,875 representing 50% of your target bonus for the 2023 fiscal year, payable on the first payroll date on or after the Effective Date, (iii) acceleration of vesting of 98,246 shares of the Company’s common stock underlying your restricted stock unit grant dated February 16, 2022, representing twelve months of acceleration of vesting, and (iv) if you timely elect to receive continuation coverage under the Company’s group health, dental and/or vision plans for yourself, your spouse and/or your eligible dependents pursuant to COBRA, the Company will reimburse you for the COBRA premiums, if any, paid by you for such continuation coverage for twelve (12) months or until such COBRA continuation coverage otherwise expires (collectively, the payments and benefits described in clauses (i) through (iv), the “Severance Pay”). The shares of the Company’s common stock issuable pursuant to clause (iii) above will be issued as soon as reasonably practicable after the Effective Date of this Agreement. The Severance Pay shall be subject to normal withholdings and deductions.

You acknowledge that the Severance Pay constitutes special consideration to you in exchange for the promises made in this Agreement. In order to receive the Severance Pay, you must:

a)	Perform all duties assigned to you and transition your job duties using your best judgment, professionalism, and abilities through the Separation Date; and

b)	On or after the Separation Date but no later than twenty-one (21) days after the Company presented you with a copy of this Agreement, you must sign this Agreement and must not revoke the Agreement. You may not sign this Agreement before the Separation Date.

4. No Other Compensation. Employee acknowledges and agrees that the Severance Pay is more than Employee otherwise would be entitled to receive in the absence of entering into this Agreement.

5. Confidentiality of Agreement and Non-Disparagement. Employee understands and agrees that the existence of this Agreement and the terms and conditions thereof, shall be considered confidential, and shall not be disclosed by Employee to any third party or entity except with the prior written approval of the Company or upon the order of a court of competent jurisdiction. Notwithstanding the foregoing, Employee may reveal the relevant terms of this Agreement to Employee’s spouse, tax advisor, and attorneys with whom Employee chooses to consult regarding Employee’s consideration of this Agreement; provided that they agree to keep the terms of this Agreement confidential. In addition, Employee may communicate in general terms Employee’s duties, responsibilities and title as an employee of the Company. Employee agrees that, at all times, Employee will refrain from and will not directly or indirectly solicit, request or engage in any communication, whether made in person, in writing, or by electronic media including, without limitation, by personal email, in a blog, on a website, on any form of social media such as Twitter, LinkedIn or Facebook, or in any other manner, that would tend to negatively impact the Company.

6. Return of Company Property. Employee agrees to return to the Company, on or before the Separation Date, all property of the Company in Employee’s possession, custody, or control, including but not limited to laptop computer, access card, keys, documents (whether in paper or electronic form), and equipment. Employee represents that he will not retain any copies or excerpts of any Company documents.

7. Trade Secrets and Confidential Information. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality, Non-Solicitation and Non-Competition Agreement between the Company and the Employee, executed by Employee on April 2, 2020 (the “Confidentiality Agreement”), specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, noncompetition, and non-solicitation of Company employees. Employee agrees that the above reaffirmation and agreement with the Confidentiality Agreement shall constitute a new and separately enforceable agreement to abide by the terms of the Confidentiality Agreement, entered and effective as of the Effective Date. Employee specifically acknowledges and agrees that any violation of the restrictive covenants in the Confidentiality Agreement shall constitute a material breach of this Agreement.

8. Release. Employee, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, on behalf of Employee’s past, present and future agents, representatives, attorneys, affiliates, heirs, executors, assigns and successors, , hereby releases and forever discharges Vislink Technologies, Inc., and all of its past, present and future agents, representatives, principals, attorneys, affiliates, owners, parent corporations, subsidiaries, officers, directors, employees, assigns and successors, (collectively “Releasees”), of and from any and all legal, equitable or other claims, demands, setoffs, defenses, contracts, accounts, suits, debts, agreements, actions, causes of action, sums of money, judgments, findings, controversies, disputes, or past, present and future duties, responsibilities, obligations, or suits at law and/or equity of whatsoever kind, from the beginning of the world to the date hereof, in addition, without limitation, any and all actions, causes of action, claims, counterclaims, third party claims, and any and all other federal, state, local and/or municipality statutes, laws and/or regulations and any ordinance and/or common law pertaining to employment and any and all other claims, counterclaims and/or third party claims which have been or which could have been asserted against any party in any court, arbitration or other forum involving the subject matter of the Release.

By signing this Agreement, Employee knowingly and voluntarily fully releases and forever discharges Releasees of and from all claims, demands and liability of any kind arising under any statute, law or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the National Labor Relations Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (as amended), the Age Discrimination in Employment Act, (“ADEA”), the North Carolina Employment Practices Act (NCEEPA), the North Carolina Retaliatory Employment Discrimination Act (REDA), or any other federal, state or local statute, regulation or common law doctrine pertaining to employment matters. It is understood that the acceptance of this Release by Releasees is not to be construed as an admission of liability on their part. Employee further understands and agrees that this Release is intended to cover all actions, causes of action, claims, and demands for damages, loss or injury arising from the beginning of time until the date of this Agreement, whether presently known or unknown to Employee. However, Employee does not waive rights to claims which may arise after Employee executes this Agreement.

In addition, Employee is hereby advised to consult with an attorney prior to executing this Agreement. Employee has been given a reasonable time in which to consider the Agreement and seek such consultation and further warrants that Employee has consulted with knowledgeable persons concerning the effect of this Agreement and all rights which Employee might have under any and all state and federal law relating to employment and employment discrimination. Employee fully understands these rights and that by signing this Agreement Employee forfeits all rights to sue Releasees for matters relating to or arising out of employment and termination. Notwithstanding any provision in this Section 8 to the contrary, the release in this Section 8 does not apply to any claims Employee may have relating to the enforcement of the terms of this Agreement. Employee may preserve a legal right to sue by refusing to sign this Agreement, in which case Employee will not receive the severance pay offered.

Employee represents and warrants that Employee has no pending charges, claims, suits, arbitrations, complaints, or grievances against any of the Releasees with any federal, state, local or other governmental agency, or in any court of law, or before any arbitration association, and has not suffered any work-related injury or illness prior to the Separation Date. Employee acknowledges and agrees Employee has been fully and properly paid for all hours worked and received all benefits to which Employee is entitled; that Employee has received all leave to which Employee may have been entitled and that the Company has not discriminated or retaliated against Employee based on Employee’s exercise of any rights; that Employee is not aware of any facts or circumstances constituting a violation of either any leave law or any wage/hour law; and to the greatest extent permitted by applicable law, Employee hereby waives and releases any and all leave-related claims and/or wage/hour related claims and acknowledges receipt of all compensation due to Employee as of the date of Employee’s execution of this Agreement.

Nothing in this Agreement will preclude Employee from filing a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). Employee, however, expressly waives and releases any right Employee may have to recover any monetary relief resulting from any action or suit that may be instituted on Employee’s behalf against the Releasees by any Government Agencies, or in any class or collective action that may be filed on Employee’s behalf, or in any action under state or federal false claims acts. Employee is not waiving any rights under this Agreement that cannot be legally waived.

In accordance with provisions of the ADEA, as amended, 29 U.S.C. §§601-634, and the Older Workers Benefit Protection Act, the undersigned is hereby provided a period of twenty-one (21) days from the date of receiving this Agreement to review the waiver of rights under the ADEA and sign this Agreement. Employee acknowledges that Employee received a copy of this Agreement on March 9, 2023. Furthermore, the undersigned has seven (7) days after the date of signing the Release (“Revocation Period”) to revoke the undersigned’s consent. This Release shall not become effective or enforceable until the Revocation Period has expired. This Agreement shall become effective, binding and irrevocable on the eighth day after the date the Employee signs this Release (the “Effective Date”). If the undersigned does not deliver a written revocation to the Director of Human Resources c/o Vislink Technologies, Inc., 350 Clark Drive, Suite 125, Mount Olive, NJ 07828, before the Revocation Period expires, this Release will become effective.

9. Preservation of Certain Provisions of Employment Agreement. Sections 10, 11 and 13 of the Employment Agreement between the Company and Employee dated February 27, 2020 shall survive this Agreement and shall remain in full force and effect in accordance with their terms.

10. Opportunity to Seek Counsel. The parties represent that they have had an opportunity to retain legal counsel to represent them in connection with this matter, that they have been advised of the legal effect and consequences of this Agreement, that they have entered into this Agreement knowingly, freely and voluntarily of their own volition, and that they have not been coerced, forced, harassed, threatened or otherwise unduly pressured to enter into this Agreement.

11. No Admissions. This Agreement is not and shall not in any way be construed as an admission by either party of any wrongful act or omission, or any liability due and owing, or any violation of any federal, state or local law or regulation.

12. Amendments and Modifications. This Agreement may not be amended or modified except in writing signed by Employee and an authorized representative with actual authority to bind the Company, specifically stating that it is an Amendment to this Agreement.

13. Governing Law. This Agreement, and all of the terms and conditions hereof, shall be construed and interpreted in accordance with the laws of North Carolina.

14. Attorneys’ Fees. In the event that either party brings an action to enforce this Agreement, the prevailing party shall be entitled to have its attorneys’ fees paid by the non-prevailing party.

15. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereto and this Agreement shall be construed in all respects as though such invalid or unenforceable provisions were omitted.

16. Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

17. Counterparts. If this Agreement is executed in counterparts, each counterpart shall be deemed an original and all counterparts so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatories to the same counterpart.

18. Duplicates. This original Agreement or a duplicate copy of the original Agreement shall suffice in an action to enforce any of the terms and conditions herein.

19. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof.

IN WITNESS THEREOF, the parties hereto acknowledge, understand and agree to this Agreement. The parties understand and intend to be bound by all of the clauses contained in this document and further certify that they have received signed copies of this Agreement.

Michael Bond	Vislink Technologies, Inc.

/s/ Michael Bond		/s/ Carleton Miller
Michael Bond	By:	Carleton Miller
CEO

Date: March 31, 2023	Date: March 31, 2023

-6-